Exhibit 99.2

PRESS RELEASE	For more information contact:

PROSPERITY BANCSHARES, INC.®	Dan Rollins
Prosperity Bank Plaza	President & Chief Operating Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANK®

TO ACQUIRE ALL DEPOSITS OF

FRANKLIN BANK FROM FDIC

HOUSTON, November 7, 2008. Prosperity Bancshares, Inc.® (Nasdaq: PRSP - news), the parent company of Prosperity Bank®, announced that as of the close of business today Prosperity Bank will assume approximately $3.7 billion of deposits, including all uninsured deposits, from the Federal Deposit Insurance Corporation (FDIC), acting in its capacity as receiver for Franklin Bank.

The FDIC was named receiver of Franklin Bank SSB. The FDIC entered into a purchase and assumption agreement with Prosperity Bank, which paid a premium to ensure that all deposits of Franklin Bank, both insured and uninsured, were transferred to Prosperity Bank. Beginning Saturday, November 8th, Prosperity Bank will provide banking services to Franklin Bank’s former customers.

Prosperity results from this acquisition as a Texas based bank holding company with over one- hundred seventy (170) banking locations across the state of Texas. Approximately $2 billion of the $3.7 billion in deposits that are being assumed by Prosperity are associated with Franklin Bank’s banking centers.

“Prosperity Bank is pleased that we were able to work with the FDIC and offer all of Franklin Bank’s deposit customers a new community banking home without the loss of any of their deposits,” said David Zalman, chairman and chief executive officer of Prosperity. “It has been our primary goal at Prosperity to maintain capital strength and excellent customer service. Franklin Bank’s customers will continue to enjoy the same type of people to people banking. Prosperity is committed to taking care of their existing and new customers during this volatile time in the financial industry.”

“It is our goal to make sure that this transaction will be a smooth process for Franklin Bank’s customers and associates. The customers will be able to go about their business as usual; they will be able to access their money and use their ATM/ Debit Card, Internet Banking, bill pay service or other electronic banking services beginning Saturday morning,” said Dan Rollins, President of Prosperity Bank. “Customers of Franklin Bank should continue to use their existing banking centers until we can complete the data processing conversion, which we anticipate will take place during the first quarter of 2009.”

“We welcome Franklin Bank’s customers to Prosperity Bank,” added Zalman.

In connection with the acquisition and this press release, Prosperity has posted a presentation on the Investor Relations page of its Web site providing additional information regarding the acquisition. To access the presentation please visit the Investor Relations page of Prosperity’s Web site at www.prosperitybanktx.com.

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, a $10.5 billion Houston, Texas based regional financial holding company, formed in 1983, operates under a community banking philosophy and seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates over one hundred seventy (170) full service banking locations; forty-nine (49) in the Houston CMSA; thirty-three (33) in the South Texas area including Corpus Christi and Victoria; twenty-six (26) in the Dallas/Fort Worth metroplex; nineteen (19) in the East Texas area; forty-five (45) in the Central Texas area including Austin, Bryan/College Station and San Antonio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity Bancshares®, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report on Form 10-K and other reports and statements we have filed with the SEC. Copies of the SEC filings for Prosperity Bancshares’s® may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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